Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

E-Home Household Service Holdings Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.00001 per share	(1)	Other	15,014,400	$1.28	$19,218,432.00	0.0000870	$1,672.00

Total Offering Amounts:						$19,218,432.00		1,672.00
Total Fee Offsets:								0.00
Net Fee Due:								$1,672.00

__________________________________________
Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents 15,014,400 shares issuable under the E-Home Household Service Holdings Limited 2025 Omnibus Equity Plan, as amended, pursuant to the terms of such plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's ordinary shares as reported on the Nasdaq Capital Market on October 13, 2026.